Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in the Prospectus, constituting a part of this Registration Statement on Form S-1 of Rhinebeck Bancorp, Inc. (proposed holding company of Rhinebeck Bank), of our report dated September 10, 2018 relating to the consolidated financial statements of Rhinebeck Bancorp, MHC and Subsidiary as of December 31, 2017 and 2016 and for the years then ended. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ Baker Tilly Virchow Krause, LLP

New York, New York
September 10, 2018